SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 24, 2014

TIANLI AGRITECH, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2014, we entered into a subscription agreement with Mr. Ping Wang for the issuance and sale of 3,000,000 of our common shares (the “Shares”) representing approximately 21.48% of our then outstanding 13,964,000 common shares, for a total purchase price of $6,000,000, or $2.00 per share. After giving effect to the sale, Mr. Wang will own approximately 17.68% of our outstanding common shares. The subscription agreement is filed as Exhibit 10.1 to this report (the “Subscription Agreement”).

Mr. Wang is Chairman of Auxin Holdings Co., Ltd., a leading industrial park developer and operator headquartered in Beijing with over 5,000 employees and over RMB 1 billion in assets.

NASDAQ Marketplace Rule 5635(d) requires shareholder approval prior to the issuance of a number of our common shares in a private placement at a price less than the greater of book or market value which equals 20% or more of the outstanding common shares before the issuance, unless as a foreign private issuer organized under the laws of the British Virgin Islands, such issuance does not require shareholder approval.  Although the per share closing price of our common shares on March 21, 2014, the last trading day prior to the date of the subscription agreement, was $1.77, the book value per share of our common shares was greater than $2.00.  NASDAQ Marketplace Rule 5615(a)(3) permits a foreign private issuer to follow its home country practice in lieu of most of the requirements of the 5600 Series of the NASDAQ Marketplace Rules. In order to claim such an exemption, we must disclose the significant differences between our corporate governance practices and those required to be followed by U.S. domestic issuers under NASDAQ’s corporate governance requirements.  We previously determined to follow our home country rule which allowed us to sell more than 20% or more of our shares outstanding prior to the transaction for less than the greater of book or market value of the stock.

The proceeds of the sale will be used as working capital by our variable interest entity, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. As a condition of the sale, Mr. Wang agreed not to sell the Shares for 18 months and thereafter at not less than $2.00 per share.  In addition, we agreed to use our best efforts to cause the election of Mr. Wang as a director.

Item 3.02 Sale of Unregistered Securities.

On March 26, 2014, we sold to Mr. Ping Wang 3,000,000 common shares, representing approximately 21.48% of our outstanding common shares immediately prior to the sale, for a total purchase price of $6,000,000, or $2.00 per share, pursuant to the Subscription Agreement. After giving effect to the sale, Mr. Wang will own approximately 17.68% of our outstanding common shares. The proceeds of the sale will be used as working capital by our variable interest entity, Wuhan Fengze Agricultural Science and Technology Development Co, Ltd.  As a condition of the sale, Mr. Wang agreed not to sell the Shares for 18 months and thereafter at not less than $2.00 per share.  We did not pay any brokerage or other commissions to an underwriter, broker-dealer or other person in connection with the sale.

The Shares were issued in an “off-shore” transaction exempt from the registration requirements of the Securities Act under Rule 903 of Regulation S of the Securities Act. Mr. Wang is a non-U.S. Person, as defined in Rule 902of Regulation S. The certificates evidencing the Shares were endorsed with restrictive legends in accordance with Regulation S.

Item 7.01 Regulation FD Disclosure.

On March 27, 2014, we issued a press release reporting the sale of the Shares to Mr. Ping Wang.  A copy of the press release is attached hereto as Exhibit 99.1.

The information in Exhibit 99.1 shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1   Subscription Agreement with Ping Wang dated March 24, 2014.
99.1   Press release dated March 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIANLI AGRITECH, INC.

By:	/S/ HANYING LI
Hanying Li
Chief Executive Officer

Dated: March 27, 2014